Exhibit 99.1

Porter Bancorp, Inc. Expects PBI Bank to Enter into Agreement With FDIC and KDFI

Focuses on Improving Asset Quality, Reducing Loan Concentrations and Maintaining Capital Levels

LOUISVILLE, Ky.--(BUSINESS WIRE)--June 17, 2011--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that PBI Bank expects to enter into a Consent Order in the near future with the Federal Deposit Insurance Corporation (FDIC) and the Kentucky Department of Financial Institutions (KDFI). The Consent Order establishes benchmarks for the bank to improve its asset quality, reduce its loan concentrations and maintain its capital levels.

“Like many banks across the nation, PBI had a challenging year in the aftermath of the recession that resulted in an increase in non-performing loans, charge-offs and loan loss provision,” stated Maria L. Bouvette, President and CEO of Porter Bancorp, Inc. “While most of these loans were made several years ago when the economy was much stronger, the increase in unemployment rates and depreciating real estate values since that time put more pressure on construction and land development loans where we have experienced a higher than normal loss rate.

“The increased level of problem loans experienced by PBI and other banks has also led to increased oversight by bank regulators. As a result, PBI Bank’s board of directors has voluntarily agreed to take the steps to improve our asset quality, reduce our loan concentrations and maintain our capital levels as formalized in the Consent Order with the FDIC and the KDFI. We have already adopted and implemented many of the actions prescribed in the Consent Order, and we are confident that our continued progress and execution of these plans and actions will result in a much stronger bank.

“The Consent Order has no effect on our deposit customers, and they will continue to be insured by the FDIC to the maximum amounts,” noted Ms. Bouvette. “We do not believe the Consent Order will have any effect on our customers or our ability to support them going forward. We remain focused on providing our customers with the same high level of customer service that they expect from PBI Bank.

“We are fortunate that Porter Bancorp raised over $32 million in new capital last year. Our capital ratios are much stronger than many of our peer banks and exceed those specified in the Consent Order. We believe our capital levels provide PBI Bank with a solid foundation to build on for our future,” concluded Ms. Bouvette.

Porter Bancorp expects to file a copy of the Consent Order on Form 8-K with the Securities and Exchange Commission when the agreement is finalized and signed by PBI Bank’s Board of Directors, the FDIC and KDFI.

About Porter Bancorp, Inc.

Porter Bancorp, Inc., a bank holding company headquartered in Louisville, Kentucky, had $1.7 billion in assets as of March 31, 2011. Through Porter’s subsidiary PBI Bank, it operates 18 full service banking offices in Kentucky. Porter Bancorp’s common stock is traded on the Nasdaq Global Market under the symbol “PBIB.”

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
Maria L. Bouvette, 502-499-4800
President and CEO